UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2006

Stratus Properties Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-19989	72-1211572
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

98 San Jacinto Blvd., Suite 220
Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (512) 478-5788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 12, 2006, Stratus Properties Inc. (“Stratus”) entered into Amended and Restated Loan Agreements with each of American Strategic Income Portfolio Inc.-II and American Select Portfolio Inc. (collectively, the “Amended and Restated Agreements”), both of which are affiliates of First American Asset Management. The Amended and Restated Agreements extend the terms of the loans to December 31, 2011, and decrease the interest rates applicable to amounts borrowed under each of the loans to 6.56% per year. The aggregate unsecured amounts borrowed under the Amended and Restated Agreements remain $10 million.

On December 12, 2006, Stratus also entered into two separate Loan Agreements with Holliday Fenoglio Fowler, L.P. (collectively, the “Loan Agreements”), an affiliate of First American Asset Management, to borrow an additional $15 million to fund the purchase of the land to be used in connection with Stratus’ Block 21 Project. The Loan Agreements expire and are repayable in full on December 31, 2011.

The Loan Agreements contain customary financial covenants and other restrictions. Except in certain events related to a change in control of Stratus, the loans may not be prepaid prior to December 31, 2007. Beginning on January 1, 2008, the loans may be prepaid subject to certain reinvestment charges as further described in the related promissory notes. Amounts borrowed under the Loan Agreements bear interest at a rate of 6.56% per year. Repayments under the Loan Agreements can be accelerated by the lender upon the occurrence of certain customary events of default. Stratus’ obligations under the Loan Agreements are unsecured.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

See Item 1.01 which is incorporated herein by reference.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stratus Properties Inc.

By: /s/ John E. Baker
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John E. Baker
Senior Vice President and
Chief Financial Officer
(authorized signatory and
Principal Financial Officer)

Date: December 18, 2006